EXHIBIT 15.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

The Shareholders and Board of Directors,

Dunxin Financial Holdings Limited

We consent to the incorporation by reference in Registration Statements on Form F-3 (No.333-264179) and Annual Report on Form 20-F of auditor’s opinion in the Report of Independent Registered Public Accounting Firm dated May 2, 2022, which report appears in the annual report on Form 20-F of Dunxin Financial Holdings Limited for the financial year ended December 31, 2021.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

May 2, 2022